UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2026 (July 16, 2026)

Transportation and Logistics Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34970	26-3106763
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

110 Chestnut Ridge Road

Montvale, New Jersey 07645

(Address of Principal Executive Offices) (Zip Code)

(833) 764-1443

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Promissory Note

On July 16, 2026, Transportation and Logistics Systems, Inc. (the “Company”, “we”, “us” or “our”) entered into an amended and restated unsecured non-convertible promissory note (the “Note”) in the principal amount of $50,000, with interest at the rate of 10% per annum accruing and due at maturity on September 30, 2026, with C/M Capital Master Fund, LP (the “Lender”). The Note amends and restates the unsecured non-convertible promissory note previously issued by the Company to the Lender on August 25, 2025 in the principal amount of $50,000, which the Lender advanced to the Company at that time. The proceeds of the Note are to be used for the primary purpose of funding: (i) the preparation and submission of any requisite Company SEC and OTC filings; (ii) such tax-related and other activities as may be necessary or legally required from time to time to restore the Company to good standing from applicable tax and compliance perspectives; (iii) transfer agent costs; and (iv) fees for routine litigation matters in the ordinary course of business.

The Note may be prepaid in whole or in part at any time and from time to time upon three (3) prior business days’ written notice, without penalty. The Company may also repay the Note upon maturity or at such time as the Company and the Lender may agree to effect repayment. The Note also contains customary events of default, which include, without limitation, failure to pay principal, interest or other charges in respect of the Note when due at maturity or otherwise, failure to satisfy any covenant in the Note or other agreements between the Company and the Lender or any other creditor, breach of representations and warranties set forth in the Note or any transaction document executed contemporaneously with the Note, and certain judgment defaults, events of bankruptcy or insolvency of the Company. Upon the occurrence of such an event of default under the Note, the Lender has the right to demand repayment of the Note in full upon five (5) business days’ notice to the Company. In the event that full payment is not made upon the expiry of a thirty (30) day period, a default penalty equal to 5.0% per month during the period of default in excess of the 10% interest rate will apply to the entire amount of the Note outstanding, including any accrued but unpaid interest. The Lender may then, at its sole discretion, declare the entire then-outstanding principal amount of the Note and any accrued but unpaid interest due thereunder immediately due and payable, in which event the Lender may, at its sole discretion, take any action it deems necessary to recover amounts due under the Note.

Concurrently with the amendment and restatement of the Note, the Company also entered into an amended and restated letter agreement, dated July 17, 2026 (the “Letter Agreement”), with the Lender, which amends and restates the letter agreement previously entered into between the Company and the Lender. The Letter Agreement sets forth, among other items, the intended use of proceeds of the Note as described above, confirms that the Note is in parity with the other outstanding note issued by the Company to the Lender, and extends the maturity date of the Note to September 30, 2026.

The Note and the Letter Agreement are on the same form as those previously entered into with the Lender.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof with respect to the Note is incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Promissory Note, dated as of July 16, 2026, between the Company, as borrower, and C/M Capital Master Fund, LP., as lender.
10.2	Amended and Restated Letter Agreement, dated as of July 17, 2026, between the Company and C/M Capital Master Fund, LP.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2026

Transportation and Logistics Systems, Inc.

By:	/s/ Sebastian Giordano
Sebastian Giordano
Chief Executive Officer, Chief Financial Officer and Treasurer